EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-137592, 333-134297, 333-125628, 333-114676, 333-103877, 333-97851, 333-88324, 333-74532, 333-53892, 333-42948, 333-38770, 333-11033, 333-03065, 333-03067, 33-58027, 33-67858, 33-30939, 33-44211, 33-81984, 33-40849, 33-39169, 333-37063, 333-20447, 333-56103, and 333-65291; and Form S-3 No. 333-16309) of Phoenix Technologies Ltd. of our reports dated December 13, 2006, with respect to the consolidated financial statements and schedule of Phoenix Technologies Ltd., Phoenix Technologies Ltd. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Phoenix Technologies Ltd., included in the Annual Report (Form 10-K) for the year ended September 30, 2006.

/s/ ERNST & YOUNG LLP
Palo Alto, California
December 13, 2006